The Putnam Fund for Growth and Income, October 31, 2012, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		68,350
Class B	  	   904
Class C	  	   325
Class M		   368

72DD2

Class R	  	    46
Class R5			0
Class R6	  	    	0
Class Y	  	   797

73A1

Class A		 0.220
Class B		 0.118
Class C		 0.119
Class M		 0.152

73A2

Class R		 0.187
Class R5        0.057
Class R6        0.059
Class Y		 0.254

74U1

Class A	    291,809
Class B	 	 6,408
Class C	   	 2,531
Class M	  	 2,129

74U2

Class R	  	   239
Class R5			1
Class R6	  	   	1
Class Y	  	 3,275

74V1

Class A		 14.51
Class B		 14.25
Class C		 14.45
Class M		 14.39


74V2

Class R		 14.43
Class R5		 14.54
Class R6		 14.54
Class Y		 14.54

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.